MG Smaller Companies 10f3

Transactions Q3 2000

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	Security Purchased    	Comparison Security <C.	Comparison Security
Issuer	3-Dimensional Pharmaceuticals, Inc	Discovery Partners Inc	Aurora Biosciences
Underwriters

Bear Stearns, Chase, US Bancorp

Piper Jaffray, Deutsche Bank, DLJ, FleetBoston Robertson Stephens, ING Barings, Lehman, Prudential, SG

Cowen, UBS Warburg, Adams

Harkness Hill, Aegis Capital, Wm

Blair, Blaylock, First Security, Gerard Klaur Mattison, Janney Montgomery Scott, Legg Mason, Pacific Growth,

Scott & Stringfellow, Tucker Anthony

		Chase H&Q, UBS Warburg, Lehman Bros, etc., including Deutsche Banc Alex Brown	Alex Brown, Hambrecht & Quist, Robertson Stephens
Years of continuous operation, including predecessors	>3	>3	>2
Security	DDDP	DPII	ABSC
Is the affiliate a manager or co-manager of offering?	co-manager	co-manager	co-manager
Name of underwriter or dealer from which purchased	Bear Stearns	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	8/4/00	7/27/00	6/19/97

Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 75,000,000.00	$ 90,000,000	$ 40,000,000
Total	$ 75,000,000.00	$ 90,000,000	$ 40,000,000

Public offering price	$ 15.00	$ 18.00	$ 10.00
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	$ 1.05 (7%)	$ 1.26 (7%)	$ 0.70 (7%)

Shares purchased	100	n/a	n/a
$ amount of purchase	$ 1,500.00	n/a	n/a
% of offering purchased by fund	0.002%	n/a	n/a
% of offering purchased by associated funds*	0.036%	n/a	n/a
Total	0.038%	n/a	n/a